Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-270474, 333-270843, 333-271171, 333-275644, 333-278397, 333-281650) on Form S-3 and (Nos. 333-216856, 333-221488, 333-251000, 333-268740, 333-275643, 333-279716) on Form S-8 of our report dated March 28, 2025, with respect to the financial statements of Checkpoint Therapeutics, Inc.

/s/ KPMG LLP

Boston, Massachusetts
March 28, 2025